Exhibit 5.8

FLOW OF FUNDS REQUEST

GivBux, Inc. – Securities Purchase Agreement – Flow of Funds Request

In connection with the Securities Purchase Agreement, dated May 7, 2025 (the "Agreement"), between GivBux Inc. (the "Company") and the Investors thereto, the Company irrevocably authorizes the Investors to distribute such funds as set out below, in the manner set out below, at the applicable Closing.

Capitalized terms used but not otherwise defined in this letter will have the meaning given to such terms in the Agreement.

Item	***Amount***
Gross Proceeds at Closing	$510,000.00
Total (Net Amount Payable)	$510,000.00

Please transfer the net amount of US$510,000 due at the applicable Closing, to the following bank account:

Bank Name: Bank of America
Bank Address 1: 3730 S Bristol Street
Bank Address 2: Santa Ana, Ca 92704
Recipient Account – 3251 3798 0723
Recipient Routing - 121000358
Recipient name: GivBux, Inc
Recipient Address 1: 2751 W Coast Hwy Suite 200
Recipient Address 2: Newport Beach, Ca 92663

[*Signature Page to Follow*]

Yours sincerely,

GivBux, Inc.

DocuSigned by:

By: ______________________

CC567841414B40A...

Name John E. Dolkart, Jr.

Title Power of Attorney for Umesh Singh